Exhibit 1.5

Dated 8 June 2005

BARCLAYS BANK PLC

and

THE BANK OF NEW YORK, London office

and

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

AGENCY AGREEMENT

relating to

U.S.$1,000,000,000

6.278 per cent. Non-Cumulative Callable Dollar Preference Shares, Series 1

Ref: DMZL/MZB

INDEX

1	Interpretation	1

2	Appointment and Duties	2

3	Authentication and Exchange of the Preference Shares	2

4	Payment	2

5	Repayment	3

6	Early Redemption	3

7	Cancellation, Destruction and Records	4

8	Duties of the Registrar	4

9	Notices	5

10	Documents and Forms	5

11	Voting	5

12	Indemnity	5

13	General	6

14	Changes in Agents	7

15	Commissions, Fees and Expenses	8

16	Communications	8

17	Counterparts	9

18	Contracts (Rights of Third Parties) Act 1999	9

19	Governing Law and Submission	9

Schedule 1 Form of Global Preference Share		10

Schedule 2 Form of Definitive Preference Share Certificate		23

-i-

This Agreement is made on 8 June 2005 between:

(1)	BARCLAYS BANK PLC (the “Issuer”);

(2)	THE BANK OF NEW YORK, London office of One Canada Square, London E14 5AL (the “Principal Paying Agent” and the “Registrar”); and

(3)	THE BANK OF NEW YORK (LUXEMBOURG) S.A. of Aerogolf Centre, 1A, Hoehenhof, L-1736 Senningerberg, Grand Duchy of Luxembourg (the “Paying Agent”).

Whereas:

(A)	The Issuer has agreed to issue U.S.$1,000,000,000 in aggregate value of Non-Cumulative Callable Dollar Preference Shares to be known as its 6.278 per cent. Non-Cumulative Callable Dollar Preference Shares (the “Preference Shares”).

(B)	The Preference Shares will be represented by a Global Preference Share, which will be exchangeable for definitive preference shares in registered form (“Definitive Preference Shares”) in the circumstances specified therein.

Now it is hereby agreed as follows:

1	Interpretation

Terms defined in the Issuer’s Articles of Association (the “Articles”) have the same meanings in this Agreement except where otherwise defined in this Agreement. In addition:

“Agents” means the Principal Paying Agent, the Registrar and the Paying Agent or any of them;

“Business Day” for purposes of the preference shares is a Monday, Tuesday, Wednesday, Thursday or Friday that (i) is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close and (ii) is a day on which, during the floating rate dividend period, dealings in US dollars are transacted in the London interbank market;

“Conditions” means the terms and conditions on which the Preference Shares are issued pursuant to the Articles, as set out in Schedule A of Schedule 1;

“Deposit Agreement” means the deposit agreement dated 8 June 2005 among The Bank of New York as depositary, the Issuer and the holders from time to time of American Depositary Shares issued thereunder;

“Global Preference Share” means the share warrant to bearer which will be in the form of a global Preference Share, substantially in the form set out in Schedule 1;

“outstanding” means, in relation to the Preference Shares, all the Preference Shares issued except (a) those which have been redeemed in accordance with the Articles, (b) those which have been purchased and cancelled as provided in the Articles, (c) (for the purpose only of determining how many Preference Shares are outstanding and without prejudice to their status for any other purpose) those Preference Shares alleged to have been lost, stolen or destroyed and in respect of which replacement Preference Shares have been issued, and (d) the Global Preference Share to the extent that it shall have been exchanged for Definitive Preference Shares pursuant to its provisions; and

“Preference Shares” means the 6.278 per cent. Non-Cumulative Callable Dollar Preference Shares, Series 1 and for the time being outstanding or, as the context may require, a specific number or value of them and includes the Global Preference Share and the Definitive Preference Shares.

2	Appointment and Duties

The Issuer appoints the Principal Paying Agent and the Paying Agent as its agents and the Registrar as the registrar in respect of the Preference Shares at their respective specified offices referred to above and the Agents hereby agree to such appointment. Except in Clause 14, references to the Agents are to them acting solely through such specified offices. Each Agent shall perform the duties required of it by the Articles and this Agreement. The obligations of the Agents are several and not joint.

3	Authentication and Exchange of the Preference Shares

3.1	The Global Preference Share: On the date hereof, the Issuer shall deliver the duly executed Global Preference Share to the Principal Paying Agent. The Principal Paying Agent (or its agent on its behalf) shall authenticate (without liability or recourse) the Global Preference Share and return the Global Preference Share to or to the order of the Issuer for delivery to The Bank of New York as custodian for The Bank of New York as depositary and the issuer of American Depositary Receipts (“ADRs”) representing the Preference Shares. The ADRs will be issued pursuant to the Deposit Agreement.

3.2	Exchange of Global Preference Share: The Global Preference Share may be exchanged, in whole or in part, for Definitive Preference Shares in accordance with the Global Preference Share and Clause 8.3 of this Agreement.

4	Payment

4.1	Payment to Principal Paying Agent: The Issuer will, by 11.30 a.m. (London time) on each date on which any payment in respect of the Preference Shares becomes due, transfer, or arrange to be transferred to the Principal Paying Agent such amount as may be required for the purposes of such payment. The Issuer will confirm, or arrange to be confirmed on its behalf, to the Principal Paying Agent not later than 5.00 p.m. (London time) on the second Business Day prior to the due date for any such payment that irrevocable instructions have been issued by it or on its behalf for such payment to be made to the Principal Paying Agent. In this Clause, the date on which a payment in respect of the Preference Shares becomes due means the first date on which the holder of a Preference Share could claim the relevant payment (while any Preference Shares are in registered form) by transfer to an account under the Articles, but disregarding the necessity for it to be a Business Day in any particular place of presentation.

4.2	Condition to payment by Paying Agents: The Principal Paying Agent will forthwith notify by facsimile the Paying Agent and the Issuer if it has not by the time specified for its receipt received the confirmation referred to in sub-Clause 4.1 or by the due date for any payment due in respect of the Preference Shares received the full amount so payable on such date by the time specified for its receipt referred to in sub-Clause 4.1 or if for any other reason(s) it cannot or will not be able to make payments on the due date in accordance with the Articles, stating the reason(s) therefor.

4.3	Payment by Paying Agent: Unless it receives a notification from the Principal Paying Agent under sub-Clause 4.2 the Paying Agent will, subject to and in accordance with the Articles, pay or cause to be paid on behalf of the Issuer on and after each due date therefor the amounts due in respect of the Preference Shares and will be entitled to claim any amounts so paid from the Principal Paying Agent. If any payment provided for in sub-Clause 4.1 is made late but otherwise in accordance with this Agreement, the Paying Agent will nevertheless make such payments in respect of the Preference Shares. However, unless and until the full amount of any such payment has been made to the Principal Paying Agent, the Paying Agent will not be bound to make such payments.

4.4	Reimbursement of Paying Agent: The Principal Paying Agent will on demand promptly reimburse the Paying Agent for payments in respect of the Preference Shares properly made by it in accordance with the Articles and this Agreement.

4.5	Late Payment: If the Principal Paying Agent has not by the due date for any payment in respect of the Preference Shares received the full amount payable on such date but receives it later, it will forthwith give notice to the Paying Agent that it has received such full amount.

4.6	Method of payment to Principal Paying Agent: All sums payable to the Principal Paying Agent hereunder will be paid in U.S. dollars and in immediately available or same day funds to such U.S. dollars account with such bank as the Principal Paying Agent may from time to time notify to the Issuer.

4.7	Moneys held by Principal Paying Agent: The Principal Paying Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that it may not exercise any lien, right of set-off or similar claim in respect of them.

4.8	Partial Payments: If on presentation of a Preference Share only part of the amount payable in respect of it is paid (except as a result of a deduction of tax permitted by the Articles), the Principal Paying Agent shall procure that such is enfaced with a memorandum of the amount paid and the date of payment.

5	Repayment

If claims in respect of any Preference Shares (including any payments thereunder) become void under the Articles, the Principal Paying Agent shall forthwith repay to the Issuer the amount which would have been due if presentations for payment had been made before such claims became void. The Principal Paying Agent shall not however be otherwise required or entitled to repay any sums received by it under this Agreement.

6	Early Redemption

6.1	Notice of Redemption: If the Issuer intends to redeem the Preference Shares in accordance with the Articles it shall, at least 14 days before the latest date for the publication of the notice of redemption required to be given to holders of the Preference Shares, give notice of its intention to the Principal Paying Agent stating the date on which such Preference Shares are to be redeemed and the Principal Paying Agent shall so advise the Paying Agent.

6.2	Redemption Notice: The Principal Paying Agent shall at the request of the Issuer give to the Paying Agent and to the holders of the Preference Shares the notice required in connection with such redemption. Such notice shall specify the date fixed for redemption, the redemption price and the manner in which redemption will be effected and will be given in accordance with the Articles.

7	Cancellation, Destruction and Records

7.1	Cancellation by Paying Agent: All Preference Shares which are redeemed shall be cancelled forthwith by the Agent by or through which they are redeemed or paid. Such Agent (if such agent is not the Principal Paying Agent) shall send to the Principal Paying Agent the details required by the Principal Paying Agent for the purposes of this Clause and the cancelled Preference Shares.

7.2	Cancellation by Issuer: If the Issuer purchases any Preference Shares which are to be cancelled after such purchase, the Issuer shall forthwith cancel them or procure their cancellation.

7.3	Certification of Payment Details: The Principal Paying Agent shall within three months after the date of any such redemption or payment send to the Issuer a certificate stating (1) the aggregate value of Preference Shares which have been redeemed and cancelled and (2) the certificate numbers of such Preference Shares.

7.4	Destruction: Unless otherwise instructed by the Issuer, the Principal Paying Agent (or its designated agent) shall destroy the cancelled Preference Shares in its possession and upon written request will send the Issuer a destruction certificate giving the certificate numbers of such Preference Shares in numerical sequence and the total numbers by maturity date.

7.5	Records: The Principal Paying Agent shall keep a full and complete record of the payment, redemption, replacement, surrender, exchange, cancellation and destruction (as the case may be) of all Preference Shares. It shall make such record available at all reasonable times to the Issuer and any persons authorised by it and the Paying Agent.

8	Duties of the Registrar

8.1	Register: Upon instruction by the Issuer on the date hereof, the Registrar will enter the name of Barclays Capital Securities Limited on the register of members of the Issuer (the “Register”) as holder of the Preference Share.

8.2	Amendment of Register: Immediately upon the action described in Clause 8.1 having occurred and the Issuer having issued the Global Preference Share, the Registrar shall strike out of the Register the name of Barclays Capital Securities Limited as holder of the Preference Shares and enter in the Register the following details:

8.2.1  the fact of the issue of the Global Preference Share;

8.2.2  a statement of the Preference Shares included in the Global Preference Share; and

8.2.3  the date of issue of the Global Preference Share.

8.3	Exchange for Definitive Preference Shares: Upon presentation at its specified office of the Global Preference Share (in whole or in part), the Registrar will, unless otherwise instructed by the Issuer, exchange such Global Preference Share for Preference Shares in registered form in accordance with the Global Preference Share and by entering the name of the holder thereof in the Register and issuing to such holder a certificate made out in such holder’s name substantially in the form set out in Schedule 2, whereupon the Issuer will make available to the Registrar and to the Paying Agent in its capacity as transfer agent hereunder (the “Transfer Agent”) regulations relating to the transfer of registered Preference Shares.

8.4	Deed of Covenant: For so long as the Preference Shares remain outstanding, the Registrar shall keep possession of the deed of covenant dated 8 June 2005 and executed by Barclays PLC.

9	Notices

9.1	Publication: At the request and expense of the Issuer, the Principal Paying Agent shall arrange for the publication of all notices to holders of Preference Shares. Notices to holders of Preference Shares shall be published in accordance with the Articles.

9.2	Notices received by Paying Agent: The Paying Agent shall promptly forward any written notice received by it from any holder of Preference Shares to the Principal Paying Agent who shall promptly furnish to the Issuer a copy of each such and any other notice received by it.

10	Documents and Forms

The Issuer shall send to the Agents:

10.1	sufficient copies of all documents required by the Preference Shares, the Offering Circular relating to the Preference Shares or any Stock Exchange on which the Preference Shares are listed from time to time to be available for issue or inspection (and the Agents shall make them so available to the holders of Preference Shares); and

10.2	as required, forms of voting certificates and block voting instructions, together with instructions as to how to complete, deal with and record the issue of such forms (and the Agents shall make such documents available to the holders of Preference Shares).

11	Voting

The Registrar may be appointed under Article 15(e) as the person with whom the Preference Shares may be deposited to enable the holder to vote at a meeting.

12	Indemnity

12.1	By Issuer: The Issuer will indemnify and hold harmless each Agent and the Registrar and its directors, officers, employees or agents (in this sub-Clause, each an “Indemnified Party”) against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which such Indemnified Party may incur or which may be made against it arising out of or in relation to or in connection with its appointment or the exercise of its functions, except such as may result from a breach by it of this Agreement or its wilful default, negligence or bad faith or that of its directors, officers, employees or agents.

If any action, proceeding, claim or demand shall be brought or asserted against an Indemnified Party in respect of which indemnity may be sought from the Issuer as herein provided, the Indemnified Party shall promptly notify the Issuer in writing, and the Issuer shall have the option to assume the defence thereof, including the employment of legal advisers approved by the Indemnified Party (such approval not to be unreasonably withheld), and shall pay all expenses relating thereto. Where the Issuer has assumed such defence the Issuer shall keep the Indemnified Party informed of material developments in the conduct of such defence and shall have reasonable regard to any requests made by the Indemnified Party regarding such conduct. The Indemnified Party shall have the right to employ separate legal advisers in any such action and defend or participate in the defence thereof, but the fees and expenses of such legal advisers shall be borne by the Indemnified Party, unless the employment thereof has been specifically authorised by the Issuer or the Issuer has failed to assume such defence and employ legal advisers for such purpose. The Issuer shall not be liable to indemnify the Indemnified Party for any settlement of any such action, proceeding, claim or demand effected without the consent of the Issuer.

12.2	By Agents: Each Agent and the Registrar shall indemnify and hold harmless the Issuer and its directors, officers, employees or agents (in this sub-Clause, each an “Indemnified Party”) against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which such Indemnified Party may incur or which may be made against it as a result of a breach by that Agent of this Agreement or its wilful default, negligence or bad faith or that of its directors, officers, employees or agents, and excluding any taxes incurred by any Indemnified Party on its or his actual net income, profits or gains.

12.3	Notwithstanding the foregoing, an Agent will not be liable to the Issuer or any other party to this Agreement for any consequential loss (being loss of business, goodwill, opportunity or profit) or any special or punitive damages of any kind whatsoever, whether or not foreseeable and even if advised of the possibility of such loss or damage, arising other than as a result of such Agent’s own negligence, wilful default or bad faith.

12.4	The indemnities contained in this Clause 12 shall survive the termination or expiry of this Agreement.

13	General

13.1	No agency or trust: In acting under this Agreement, the Agents shall have no obligation towards or relationship of agency or trust with any holder of a Preference Share and need only perform the duties set out specifically in this Agreement and the Articles and any duties necessarily incidental to them.

13.2	Holder to be treated as owner: Except as otherwise ordered by a court of competent jurisdiction or required by law or otherwise instructed by the Issuer, each Agent will treat the holder of a Preference Share as its absolute owner as provided in the Articles and will not be liable for doing so.

13.3	No lien: No Agent shall exercise any lien, right of set-off or similar claim against any holder of a Preference Share in respect of moneys payable by it under this Agreement.

13.4	Legal advice: Each Agent may, acting reasonably, consult on any legal matter any legal adviser selected in good faith by it, who may be an adviser to the Issuer, and it shall not be liable in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion.

13.5	Reliance on documents etc.: No Agent shall be liable in respect of anything done or suffered by it in reliance on a Preference Share or other document reasonably believed by it to be genuine and to have been signed by the proper parties or on information to which it should properly have regard and reasonably believed by it to be genuine and to have been originated by the proper parties.

13.6	Other relationships: Any Agent and any other person, whether or not acting for itself, may acquire, hold or dispose of any Preference Share or other security (or any interest therein) of the Issuer or any other person, may enter into or be interested in any contract or transaction with any such person and may act on, or as depositary, trustee or agent for, any committee or body of holders of securities of any such person in each case with the same rights as it would have had if that Agent were not an Agent and need not account for any profit.

14	Changes in Agents

14.1	Appointment and Termination: The Issuer may at any time appoint additional Paying Agents and/or terminate the appointment of any Agent by giving to the Principal Paying Agent and the Agent (if such agent is not the Principal Paying Agent) at least 30 days’ notice to that effect, which notice shall expire at least 30 days before or after any due date for payment of any Preference Shares.

14.2	Resignation: Any Agent may resign its appointment at any time by giving the Issuer and the Principal Paying Agent (if such agent is not the Principal Paying Agent) at least 60 days’ notice to that effect, which notice shall expire at least 30 days before or after any due date for payment of any Preference Shares.

14.3	Condition to Resignation or Termination: No resignation or (subject to sub-Clause 14.5) termination of the appointment of the Principal Paying Agent shall, however, take effect until a new Principal Paying Agent (which shall be a bank or trust company) has been appointed and no resignation or termination of the appointment of a Paying Agent shall take effect if there would not then be Paying Agents as required by the Terms.

14.4	The Issuer agrees with the Principal Paying Agent that if, by the day falling 10 days before the expiry of any notice under this Clause, the Issuer has not appointed a replacement Paying Agent, then the Principal Paying Agent shall be entitled, on behalf of the Issuer, to appoint as Paying Agent in its place any reputable financial institution of good standing which the Issuer shall approve.

14.5	Change of Office: If an Agent changes the address of its specified office in a city it shall give the Issuer and the Principal Paying Agent (if such agent is not the Principal Paying Agent) at least 45 days’ prior notice of the change, giving the new address and the date on which the change takes effect.

14.6	Automatic Termination: The appointment of an Agent shall forthwith terminate if at any time such Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of such Agent, a receiver, administrator or other similar official of such Agent or all or a substantial part of its property is appointed, a court order is entered approving a petition filed by or against it under applicable bankruptcy or insolvency law or a public officer takes charge or control of such Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation.

14.7	Delivery of records: If the Principal Paying Agent resigns or its appointment is terminated, it shall, on the date the resignation or termination takes effect, pay to the new Principal Paying Agent any amount held by it for payment of the Preference Shares and deliver to the new Principal Paying Agent the records kept by it and all Preference Shares held by it pursuant to this Agreement.

14.8	Successor Corporations: A corporation into which an Agent is merged or converted or with which it is consolidated or which results from a merger, conversion or consolidation to which it is a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without further formality. The Agent concerned shall forthwith notify such an event to the other parties to this Agreement and to the holders of the Preference Shares in accordance with the Articles.

14.9	Notices: The Principal Paying Agent shall give holders of the Preference Shares at least 30 days’ notice of any proposed appointment, termination, resignation or change under sub-Clauses 14.1 to 14.4 of which it is aware, and, as soon as practicable, notice of any succession under sub-Clause 14.7 of which it is aware. The Issuer shall give holders of the Preference Shares, as soon as practicable, notice of any termination under sub-Clause 15.5 of which it is aware.

15	Commissions, Fees and Expenses

15.1	Fees: The Issuer will pay to the Principal Paying Agent the commissions, fees and expenses in respect of the Agents’ services as separately agreed with the Principal Paying Agent and the Issuer need not concern itself with their apportionment between the Agents.

15.2	Costs: The Issuer will also pay on demand, against presentation of such invoices and receipts as it may reasonably require, all reasonable out-of-pocket expenses (including legal, advertising, telex and postage expenses) properly incurred by the Agents in connection with their services together with any applicable value added tax and stamp, issue, documentary or other taxes and duties (but, notwithstanding anything else in this Agreement, excluding any taxes incurred by the Agents on their actual net income, profits or gains).

16	Communications

16.1	Notices: Any communication shall be by letter, telex or fax:

in the case of the Issuer, to it at:

1 Churchill Place

London E14 5HP

Fax no.	+44 (0) 20 7773 1626
Attention:	Capital Planning, Barclays Treasury

and, in the case of the Agents, to it care of the Principal Paying Agent:

The Bank of New York

One Canada Square

London E14 5AL

Fax no:	+44 (0) 20 7964 6399
Attention:	Corporate Trust Administration

or any other address of which written notice has been given to the parties in accordance with this Clause. Such communications will take effect, in the case of a letter, when delivered or, in the case of telex or fax, when despatched. Communications not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

16.2	Notices through Principal Paying Agent: All communications relating to this Agreement between (1) either the Issuer or the Agents or both of them and (2) any of the Agents or between the Agents themselves shall be made (except where otherwise expressly provided) through the Principal Paying Agent.

17	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single Agreement.

18	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

19	Governing Law and Submission

19.1	Governing Law: This Agreement shall be governed by and construed in accordance with English law.

19.2	Jurisdiction: The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. Each of the Issuer and the Agents irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions shall not limit the right of any party to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

Schedule 1

Form of Global Preference Share

ISIN: US 06738C8102

CUSIP: 06738C810

BARCLAYS BANK PLC

(Incorporated with limited liability in England and Wales)

U.S.$1,000,000,000

6.278 per cent. Non-Cumulative Callable Dollar Preference Shares, Series 1 (the “Preference Shares”)

Global Preference Share

THIS IS TO CERTIFY that the bearer of this Global Preference Share is entitled to 100,000 fully paid Preference Shares of nominal value U.S.$100 each and principal amount U.S.$10,000 each in the capital of Barclays Bank PLC, subject to the Memorandum and Articles of Association of the Issuer and the terms set out in Schedule A hereto.

Unless otherwise stated, capitalised terms used in this Global Preference Share shall have the meanings given to them in the Agency Agreement between the Issuer and the agents named therein dated 8 June 2005 (the “Agency Agreement”).

The aggregate nominal amount from time to time of this Global Preference Share shall be an amount equal to the aggregate nominal amount of the Preference Shares as shall be shown by the latest entry in the fourth column of Schedule B hereto, which shall be completed by or on behalf of the Principal Paying Agent upon the exchange of the whole or a part of this Global Preference Share for Definitive Preference Shares or the redemption or purchase and cancellation of Preference Shares represented hereby.

This Global Preference Share is exchangeable (free of charge to the holder) on or after the Exchange Date in whole or in part for Definitive Preference Shares:

(i)	by the Issuer giving notice to the Principal Paying Agent and the holder hereof of its intention to effect such exchange or

(ii)	by the holder hereof giving notice to the Principal Paying Agent of its election to exchange the whole or a part of this Global Preference Share for Definitive Preference Shares or

(iii)	otherwise, The Depository Trust Company (“DTC”) (or any clearing system as shall have been designated by the Issuer (the “Alternative Clearing System”) on behalf of which the ADRs relating to the Preference Shares may be held) notifies the Issuer that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the ADRs relating to the Preference Shares, or ceases to be a “Clearing Agency” registered under the Securities and Exchange Act of 1934 or is at any time no longer eligible to act as such and the Issuer is unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of DTC (or, as the case may be, such Alternative Clearing System.

“Exchange Date” means a day falling not less than 5 days after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Principal Paying Agent is located and, except in the case of exchange pursuant to (iii) above, in the city in which DTC or, if relevant, the Alternative Clearing System, is located.

Any such exchange may be effected on or after an Exchange Date by the holder of this Global Preference Share surrendering this Global Preference Share or, in the case of a partial exchange, presenting it for endorsement to or to the order of the Principal Paying Agent. In exchange for this Global Preference Share, or part thereof to be exchanged, the Issuer shall deliver, or procure the delivery of, Definitive Preference Shares in an aggregate nominal amount equal to the nominal amount of this Global Preference Share submitted for exchange printed in accordance with any applicable legal and stock exchange requirements and substantially in the form set out in Schedule 2 to the Agency Agreement as supplemented and/or modified and/or superseded from time to time.

Except as otherwise described herein, this Global Preference Share is subject to the Articles and, until it is exchanged for Definitive Preference Shares, its holder shall be entitled to the same benefits as if it were the holder of the Definitive Preference Shares for which it may be exchanged and as if such Definitive Preference Shares had been issued on the date of this Global Preference Share.

This Global Preference Share shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying Agent.

The Seal of the Issuer was affixed on 8 June 2005 in accordance with Article 127 of the Articles of Association in the presence of:

for and behalf of the Issuer

This Global Preference Share is authenticated by or on behalf of the Principal Paying Agent.

By:

Authorised Signatory

Schedule A

CONDITIONS

The terms of, and rights attaching to, the Non-Cumulative Callable Preference Shares are contained in the Issuer’s Articles of Association and in a special resolution of the members of the Issuer passed on 2 June 2005 which provides as follows.

Barclays Bank PLC

NON-CUMULATIVE CALLABLE DOLLAR PREFERENCE SHARES, SERIES 1

TERMS AND CONDITIONS

(Adopted by a written resolution of the shareholders of Barclays Bank PLC passed as a special resolution on 2 June, 2005)

The Non-Cumulative Callable Dollar Preference Shares, Series 1 (the “Series 1 Dollar Preference Shares”) of Barclays Bank PLC (the “Issuer”) have attached thereto the respective terms and conditions set out below and are otherwise subject to the provisions of the Articles of Association of the Issuer (the “Articles”).

1.	General

The Series 1 Dollar Preference Shares will have a nominal value of U.S.$100 each and will be issued fully paid for cash in accordance with the terms of the underwriting agreement and pricing agreement relating thereto. The Series 1 Dollar Preference Shares will rank pari passu and rateably without any preference or priority among themselves and will rank in priority to the Ordinary Shares of the Issuer. A fuller description of the ranking of the Series 1 Dollar Preference Shares as regards participation in profits and on a return of capital is contained in paragraphs 2(i) and 3 below.

The Series 1 Dollar Preference Shares will, following their initial issue in registered form, be represented by a share warrant to bearer, within the meaning of the Companies Act, in the form of a single global share warrant to bearer (the “Global Series 1 Dollar Preference Share”). The Global Series 1 Dollar Preference Share will be deposited with the custodian for The Bank of New York of 101 Barclay Street, Floor 21 West, New York, New York 10286, as depositary (the “Depositary”). The Global Series 1 Dollar Preference Share is exchangeable in whole or in part for definitive Series 1 Dollar Preference Shares, each in registered form in the circumstances set out in the Global Series 1 Dollar Preference Share.

2.	Dividends

(i)

Each Series 1 Dollar Preference Share shall entitle the holder thereof to receive out of the profits of the Issuer available for distribution and permitted by law to be distributed a non-cumulative preferential dividend (the “Preference Dividend”), in priority to the payment of any dividend to the holders of Ordinary Shares and any other class of shares in the capital of the

Issuer ranking junior to the Series 1 Dollar Preference Shares as regards participation in profits of the Issuer and pari passu in such regard with the holders of any other class of shares in the capital of the Issuer, (other than any shares which may be issued by the Issuer and which by their terms rank in priority, with the consent or sanction of the holders of the Series 1 Dollar Preference Shares given in accordance with the Articles, to the Series 1 Dollar Preference Shares as regards participation in such profits).

(ii)	In respect of the period from (and including) 8th June, 2005 to (but excluding) 15th December, 2034 the Preference Dividend shall accrue at a rate of 6.278 per cent. per annum on the principal amount in respect of each Series 1 Dollar Preference Share, which dividend will be payable, subject as provided below, semi-annually in arrear in U.S. dollars on 15th June and 15th December in each year when, as and if declared by the Board. The first payment of the Preference Dividend will be made on 15th December, 2005 in respect of the period from (and including) 8th June, 2005 to (but excluding) 15th December, 2005. For the purposes of this paragraph (ii) and paragraph (iii) below, “principal amount” means, in relation to each Series 1 Dollar Preference Share, an amount equal to U.S.$10,000. In respect of the period from (and including) 8th June, 2005 to (but excluding) 15th December, 2034, the amount of dividend accruing in respect of any period from (and including) the most recent Dividend Payment Date (or if none, 8th June, 2005) to (but excluding) the relevant payment date (the “Fixed Rate Calculation Period”) will be calculated on the following basis. The amount of dividend will be calculated on the basis of the number of days in the Fixed Rate Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months).

(iii)	From (and including) 15th December, 2034, and thereafter the Preference Dividend shall accrue at a rate, reset quarterly, equal to the aggregate of 1.55 per cent. per annum and USD-LIBOR in respect of the relevant Dividend Period on the principal amount in respect of each Series 1 Dollar Preference Share, which dividend will be payable in quarterly instalments in arrear in U.S. dollars on, subject to adjustment in accordance with the Modified Following Business Day Convention (as defined below), 15th March, 15th June, 15th September and 15th December in each year (each, as adjusted in accordance with the Modified Following Business Day Convention, together with the payment dates specified in paragraph (ii) above, a “Dividend Payment Date”), commencing 15th March, 2035, when, as and if declared by the Board. The amount of dividend accruing in respect of any period commencing on or after 15th December, 2034 other than a full year will be calculated on the basis of the actual number of days elapsed in the relevant period divided by 360. The “Modified Following Business Day Convention” means that if any date which is subject to adjustment in accordance with such convention would fall on a day which is not a dollar business day, such date shall be postponed to the next day which is a dollar business day, unless it shall thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding dollar business day. The Issuer shall, upon determining the rate at which the Preference Dividend will accrue pursuant to this paragraph (iii), cause such rate and the amount payable in respect of the relevant Dividend Period on each Series 1 Dollar Preference Share to be notified to the Principal Paying Agent.

(iv)

Subject to paragraph (v) below, the Preference Dividend for each Dividend Period shall be paid to the extent that payment can be made out of the profits of the Issuer available for distribution and permitted by law to be distributed. If a dividend is to be paid but the distributable profits of the Issuer available for distribution are insufficient (after payment in full, or the setting aside of a sum to enable the payment in full, of dividends expressed to be payable on the relevant Dividend Payment Date on any class of shares in the capital of the Issuer ranking in priority to the Series 1 Dollar Preference Shares as regards participation in the profits of the Issuer, and after payment in full, or the setting aside of a sum to enable the payment in full, of all dividends expressed to be payable on a date earlier than the relevant Dividend Payment Date on any class of shares in the capital of the Issuer that ranks in priority to the Series 1 Dollar Preference Shares in such regard and carries cumulative rights to dividends) to enable payment in full of dividends on the Series 1 Dollar Preference Shares on any Dividend Payment Date and also (1) the payment in full of all other dividends expressed to be payable on such date on any other preference shares and any other class of shares in the capital of the Issuer ranking pari passu therewith as regards participation in profits, and (2) the payment in full, or the setting aside of a sum to enable the payment in full, of all dividends expressed to be payable before such date on any other class of shares in the capital of the Issuer that ranks pari passu with the Series 1 Dollar Preference Shares in such regard and carries cumulative rights to dividends, then the Board shall (subject to paragraph (v) below) declare and pay dividends to the extent of the distributable profits on a pro rata basis so that (i) the aggregate amount of dividends declared on the Series 1 Dollar Preference Shares and (ii) the aggregate amount of dividends declared on each other class of shares on which dividends are expressed to be payable on such date and ranking pari passu with the Series 1 Dollar Preference Shares as regards participation in profits and (iii) the aggregate amount of dividends paid or set aside for payment on such date on each other class of shares ranking pari passu with the Series 1 Dollar Preference Shares in such regard and carrying cumulative rights to dividends, on which dividends were expressed to be payable before such date, will bear to each other the same ratio as the full amounts of dividends (1) expressed to be payable in aggregate on the Series 1 Dollar Preference Shares on such date, (2) expressed to be payable in aggregate on each such other pari passu ranking class of shares on which dividends are expressed to be payable on such date and (3) paid or provided for in aggregate on each such other pari passu ranking class of shares carrying cumulative rights to dividends in respect of dividends expressed to be payable before such date, bear to each other.

(v)	Notwithstanding paragraph (iv) above, if on or prior to any Dividend Payment Date the Board determines in its absolute discretion that the Preference Dividend which would otherwise be declared and payable on a Dividend Payment Date (the “Relevant Dividend”) should not be paid, or should be paid only in part, then the Relevant Dividend shall in accordance with such determination either not be declared and payable at all or only be declared and payable in part.

(vi)	If a dividend on the Series 1 Dollar Preference Shares is not paid, or is paid only in part, pursuant to subparagraph (iv) or (v) above, the holders of the Series 1 Dollar Preference Shares shall have no claim in respect of such non-payment or non-payment in part, as applicable. The Issuer shall have no obligation to pay the Preference Dividend accrued for the relevant Dividend Period or to pay interest thereon, whether or not Preference Dividends are declared for any future Dividend Period.

(vii)

If any dividend on the Series 1 Dollar Preference Shares is not declared and paid in full on a Dividend Payment Date (the “Relevant Dividend Payment Date”) (or is declared but not paid in full nor a sum set aside to provide for its payment in full), the Dividend Restriction shall apply. The “Dividend Restriction” means that neither the Issuer nor the Holding Company may (a) declare or pay a dividend (other than payment by the Holding Company of a final dividend declared by its shareholders prior to the Relevant Dividend Payment Date, or a dividend paid by the Issuer to the Holding Company or to another wholly-owned Subsidiary) on any of their respective ordinary shares, other preference shares or other share capital or (b) redeem, purchase, reduce or otherwise acquire any of their respective share capital, other than shares of the Issuer held by the Holding Company or a wholly-owned Subsidiary (or set aside any sum or establish any sinking fund for the redemption, purchase or other acquisition thereof), until the earlier of (1) the date on which the Issuer next declares and pays (or sets aside a sum to provide for payment of) in full a Preference Dividend and (2) the date on or by which all of the Series 1 Dollar Preference Shares are either redeemed in full or purchased by or for the account of the Issuer, in each case in accordance with the Articles and the terms of the Series 1 Dollar Preference Shares.

(viii)	Any dividend unclaimed after a period of 12 years from the date when it became due for payment shall be forfeited and shall revert to the Issuer and the payment by the Board of any unclaimed dividend or other sum payable on or in respect of a share into a separate account shall not constitute the Issuer a trustee in respect of it.

(ix)	No dividend or other moneys payable on or in respect of the Series 1 Dollar Preference Shares shall bear interest as against the Issuer.

3.	Capital

On a winding-up or other return of capital (other than a redemption or purchase by the Issuer of any of its issued shares, or a reduction of share capital, permitted by the Articles and under applicable law), the assets of the Issuer available to shareholders shall be applied in priority to any payment to the holders of Ordinary Shares and any other class of shares in the capital of the Issuer then in issue ranking junior to the Series 1 Dollar Preference Shares on such a return of capital and pari passu on such a return of capital with the holders of any other class of shares in the capital of the Issuer then in issue (other than any class of shares in the capital of the Issuer then in issue ranking in priority, with the consent or sanction of the holders of the Series 1 Dollar Preference Shares given in accordance with the Articles, to the Series 1 Dollar Preference Shares on a winding-up or other such return of capital), in payment to the holders of the Series 1 Dollar Preference Shares of an amount per Series 1 Dollar Preference Share equal to the aggregate of:

(i)	an amount equal to dividends accrued thereon for the then current Dividend Period to the date of the commencement of the winding-up or other such return of capital; and

(ii)	an amount equal to U.S.$10,000 per Series 1 Dollar Preference Share.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series 1 Dollar Preference Shares will have no right or claim to any of the remaining assets of the Issuer and will not be entitled to any further participation in such return of capital. In the event of the sale of all or substantially all of the assets of the Issuer, the distribution to the shareholders of the Issuer of all or substantially all of the consideration for such sale, unless such consideration (apart from assumption of liabilities) or the net proceeds thereof consists entirely of cash, will not be deemed to be a return of capital in respect of the winding-up of the Issuer.

4.	Redemption

The Issuer may, subject to the Companies Act, to the Articles and to the prior consent of the FSA (if required), upon not less than 30 nor more than 60 days’ notice, redeem the Series 1 Dollar Preference Shares in whole, but not only part, on 15th December, 2034 and on any Dividend Payment Date thereafter. Redemption will be effected in the manner provided in the Articles. There shall be paid on each Series 1 Dollar Preference Share so redeemed the aggregate of:

(i)	an amount equal to U.S.$10,000; and

(ii)	the dividend accrued thereon for the then current Dividend Period to the date fixed for redemption.

In the event that payment of the redemption price in respect of any Series 1 Dollar Preference Share is improperly withheld or refused, the dividend on such Series 1 Dollar Preference Share shall continue to accrue, at the then applicable rate, from the date fixed for redemption to the date of payment of such redemption price. If the due date for payment of any amount of redemption moneys is not a dollar business day, then payment of such amount will be made on the next succeeding dollar business day, without any interest or payment in respect of such delay.

5.	Purchases

The Issuer may at any time purchase, or cause to be purchased for its account, all or any of the Series 1 Dollar Preference Shares, subject to the provisions of the Companies Act, the Articles and the applicable rules of any stock exchange or exchanges on which any of its shares are listed from time to time, at any price. The Issuer shall not be required to select the shares to be purchased rateably or in any other particular manner as between the holders of Series 1 Dollar Preference Shares or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares. No purchase of Series 1 Dollar Preference Shares will be made by or on behalf of the Issuer without the prior consent of the FSA (if required).

6.	Form and Transfer

Title to Series 1 Dollar Preference Shares represented by a share warrant to bearer will pass by delivery of the relevant bearer share warrants. Title to Series 1 Dollar Preference Shares in registered form will pass by transfer and registration on the register for the Series 1 Dollar Preference Shares.

The bearer of any share warrant for the Series 1 Dollar Preference Shares and the persons (if any) in whose names Series 1 Dollar Preference Shares are for the time being registered, shall (to the fullest extent permitted by applicable law) be deemed to be, and shall be treated as, the holders and absolute owners of the relevant Series 1 Dollar Preference Shares for the purpose of receiving payment in respect thereof and for all other purposes (notwithstanding any notice of ownership or writing thereon or any notice of previous loss or theft thereof or any trust or other interest therein), whether or not any payment in respect of the Series 1 Dollar Preference Shares shall be overdue.

Each exchange or registration of transfer of Series 1 Dollar Preference Shares in registered form will, subject to and in accordance with the Articles, be effected by entry on the register for the Series 1 Dollar Preference Shares kept by the Issuer’s registrar at its office in the United Kingdom. No fee shall be charged on the registration of any instrument of transfer or other instrument relating to or affecting the title to the Series 1 Dollar Preference Shares, but the person requesting such registration will be required to pay any related taxes, stamp duties or other governmental charges.

Upon presentation to the Issuer’s registrar at its office in the United Kingdom, a share warrant to bearer may be exchanged for the relevant Series 1 Dollar Preference Shares in registered form, in which event the holder of the share warrant to bearer will be registered as a holder of the Series 1 Dollar Preference Shares in the register of members of the Issuer and will receive a certificate made out in such holder’s name. The exchange of Series 1 Dollar Preference Shares represented by a share warrant to bearer for Series 1 Dollar Preference Shares in registered form will also be subject to applicable UK tax laws and regulations in effect at the time of the exchange. No exchange will be made unless any resulting taxes, stamp duties or other governmental charges have been paid to the Issuer. Series 1 Dollar Preference Shares in registered form will not be exchangeable, in whole or in part, for Series 1 Dollar Preference Shares represented by a share warrant to bearer.

7.	Payments

Payments in respect of any amount payable by way of dividend or on redemption in respect of the Series 1 Dollar Preference Shares in bearer form will be made against presentation and, where applicable on redemption, surrender of the relevant share warrant to bearer at the specified office of the Principal Paying Agent or the Paying Agent. Each such payment will be made, at the option of the payee, by a dollar cheque drawn on, or by transfer to a dollar account maintained by the payee with, a branch of a bank in London.

In the case of payments in respect of Series 1 Dollar Preference Shares in bearer form represented by a share warrant, if the due date for payment or any later date upon which the share warrant is presented for payment is not a Payment Business Day, then the holder shall not be entitled to payment at such place of the amount due until the next following Payment Business Day and shall not be entitled to further interest or other payment in respect of such delay.

Payments in respect of any amount payable by way of dividend or on redemption in respect of the Series 1 Dollar Preference Shares in registered form will be made by cheque or warrant sent by post to the registered address of the holder, or in the case of joint holders, to any one of them, or, upon request of the holder or joint holders not later than the date specified for such purpose in the notice of redemption, by bank transfer to a dollar account maintained by the holder, details of which are notified by the holder in writing to the Issuer.

A record of each payment made on a share warrant to bearer will be made on or in relation to such share warrant to bearer by the Principal Paying Agent or the Paying Agent to which the share warrant to bearer is presented for the purposes of making such payment and such record shall be prima facie evidence that the payment in question has been made.

Payments in respect of amounts payable by way of dividend and on redemption on the Series 1 Dollar Preference Shares will be subject in all cases to any applicable fiscal or other laws and other regulations.

8.	Voting

The holders of Series 1 Dollar Preference Shares shall not be entitled to receive notice of, or to attend or vote at, any general meeting of the Issuer.

9.	Variations of Rights and Further Issues

(i)

Save with the sanction of a special resolution passed at a separate general meeting of the holders of Series 1 Dollar Preference Shares then in issue or with the consent in writing of the holders of three-fourths of the issued Series 1 Dollar Preference Shares, the Board shall not authorise or create, or increase the amount of, any shares of any class, or any security convertible into shares of any class, ranking as regards participation in the profits or assets of the Issuer (other than on a redemption or purchase by the Issuer of any such share, or a reduction of share capital, permitted by the Articles and under applicable law) in priority to the Series 1 Dollar Preference Shares. Any such separate general meeting shall be convened and conducted in all respects as nearly as possible in the same way as an extraordinary general meeting of the Issuer and rights to be given notice thereof and to attend and vote thereat shall be as provided in the Articles. The quorum at any such meeting shall be persons holding or representing by proxy at least one third of the issued Series 1 Dollar Preference Shares then in issue but so that if at any adjourned meeting a quorum as so defined is not present, any two holders of the Series 1 Dollar Preference Shares present in person or by proxy shall be a quorum. In relation to any such special resolution, on a show of hands every such holder who is present in person or by proxy shall have one vote and on a poll every such member who is present in person or by proxy shall have one vote in respect of each Series 1 Dollar Preference Share held by him.

(ii)	The Issuer shall be entitled at any time and from time to time and without any consent or sanction of the holders of the Series 1 Dollar Preference Shares to create and/or issue further preference or other share capital ranking as regards participation in the profits and assets of the Issuer pari passu with or junior to the Series 1 Dollar Preference Shares. Such creation and/or issue shall be deemed not to alter, vary, affect, modify or abrogate any of the rights attaching to the Series 1 Dollar Preference Shares and for the avoidance of doubt such rights shall not be deemed to be varied by the alteration of any of the provisions, other than an alteration which would result in any such shares ranking as regards participation in the profits or assets of the Issuer in priority to the Series 1 Dollar Preference Shares, set out in the Articles in respect of any such unissued shares. Any further series of shares ranking, as regards participation in profits or assets of the Issuer, pari passu with or junior to the Series 1 Dollar Preference Shares may, without their creation or issue being deemed to vary the special rights attaching to the Series 1 Dollar Preference Shares, either carry identical rights in all respects with the Series 1 Dollar Preference Shares (except as regards the date from which such shares rank for dividend) or carry rights differing therefrom in any respect including, but without prejudice to the foregoing, in that:

(a)	the rate and/or basis of calculating dividends may differ and the dividend may be cumulative or non-cumulative;

(b)	such shares may rank for dividends as from such date as may be provided by the terms of issue thereof and the dates for payment of dividend may differ;

(c)	such shares may be denominated in any currency or, if permitted by law, any basket of currencies;

(d)	a premium may be payable on return of capital or there may be no such premium;

(e)	such shares may be redeemable at the option of the Issuer or may be non-redeemable;

(f)	different or no restrictions may apply in the event a dividend is not paid on such shares on a scheduled dividend payment date therefor; and

(g)	such shares may be convertible into Ordinary Shares or any other class of shares ranking as regards participation in the profits and assets of the Issuer pari passu with or junior to the Series 1 Dollar Preference Shares, in each case on such terms and conditions as may be prescribed by the terms of issue thereof.

10.	Principal Paying Agent and Paying Agent

The Bank of New York, London office, will act as the Registrar and initial Principal Paying Agent for the Series 1 Dollar Preference Shares and The Bank of New York (Luxembourg) S.A. will act as the initial Luxembourg Transfer and Paying Agent for the Series 1 Dollar Preference Shares.

The Issuer reserves the right at any time to vary or terminate the appointment of the Principal Paying Agent and any Paying Agent and to appoint additional or other Paying Agents provided that it will at all times maintain a Paying Agent having a specified office outside the United Kingdom. Notice of any such termination or appointment and of any change in the specified offices of the Paying Agents will be given to Preference Shareholders in accordance with paragraph 11 below.

11.	Notices

Further to the provisions for giving notices to members contained in the Articles, notices to holders of Series 1 Dollar Preference Shares represented by one or more share warrants to bearer will be valid if published in a leading daily newspaper in London (which is expected to be the Financial Times) or, if such publication shall not be practicable, in an English language newspaper of general circulation in Europe or such other method as may be agreed with the holder from time to time. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

12.	Governing Law

The creation and issue of the Series 1 Dollar Preference Shares and the rights attached to them are governed by, and shall be construed in accordance with, English Law.

13.	Additional Definitions

“Articles” means the Articles of Association of the Issuer, as in effect from time to time.

“Board” means the board of directors of the Issuer, and includes any sub-committee thereof or person or persons to whom the Board has delegated authority in accordance with the Articles.

“Companies Act” means the Companies Act 1985.

“Dividend Determination Date” means in relation to each Dividend Period commencing on or after 15th December, 2034 the second London Banking Day prior to the commencement of such Dividend Period.

“Dividend Payment Date” means has the meaning set out in paragraph 2(iii) above.

“Dividend Period” means the period from and including a Dividend Payment Date (or the Issue Date) to but not including the next succeeding Dividend Payment Date.

“Dividend Restriction” has the meaning set out in paragraph 2(vii) above.

“dollar business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that (1) is not a day on which banking institutions in New York City or London generally are authorised or obligated by law, regulation or executive order to close and (2) is a day on which, during the period from (and including) 15th December, 2034, and thereafter, a day on which dealings in U.S. dollars are transacted in the London interbank market.

“Fixed Rate Calculation Period” has the meaning set out in paragraph 2(ii) above.

“FSA” means the Financial Services Authority and, if any successor governmental authority succeeds to the bank regulatory functions of the Financial Services Authority in the United Kingdom, such successor governmental authority; provided, however, that if the Issuer becomes domiciled in a jurisdiction other than the United Kingdom, then each reference herein to the Financial Services Authority shall be deemed instead to refer to the governmental authority having primary regulatory authority with respect to the Issuer’s capital adequacy in such other jurisdiction.

“Holding Company” means Barclays PLC.

“Issuer” means Barclays Bank PLC.

“Issue Date” means 8th June, 2005, the date on which the Series 1 Dollar Preference Shares are first issued.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

“Modified Following Business Day Convention” has the meaning set out in paragraph 2(iii) above.

“Ordinary Shares” means ordinary shares in the capital of the Issuer.

“Paying Agent” means the Principal Paying Agent or any Paying Agent appointed from time to time by the Issuer in respect of the Series 1 Dollar Preference Shares.

“Payment Business Day” means a dollar business day and, in the case of a presentation or surrender of a Series 1 Dollar Preference Share, a day (other than a Saturday or Sunday) on which commercial banks are open for business in the place of the specified office of the relevant Paying Agent to whom the same is presented or surrendered.

“Preference Dividend” has the meaning set out in paragraph 2(i) above.

“principal amount” has the meaning set out in paragraph 2(ii) above.

“Relevant Dividend” has the meaning set out in paragraph 2(v) above.

“Relevant Dividend Payment Date” has the meaning set out in paragraph 2(vii) above.

“Subsidiary” means each subsidiary for the time being of the Holding Company within the meaning of Section 736 of the Companies Act 1985.

“subsidiary” and “holding company” have the meanings given to them under Section 736 of the Companies Act 1985.

“USD-LIBOR” means, in relation to a Dividend Period, the offered rate for three month deposits in U.S. dollars as at 11.00 a.m. London time on the related Dividend Determination Date appearing on the display designated as page 3750 on the Telerate Service (or such other page or service as may replace it for the purpose of displaying such information) as determined by the Issuer.

Schedule B

Nominal amount of Preference Shares represented by this Global Preference Share

The following exchanges of the whole or a part of this Global Preference Share for Definitive Preference Shares or payments of amounts payable upon redemption in respect of this Global Preference Share have been made, resulting in the nominal amount of this Global Preference Share specified in the latest entry in the fourth column:

Date	Amount of increase/decrease in nominal amount of this Global Preference Share	Reason for increase/decrease in nominal amount of this Global Preference Share (exchange or payment, stating amount of payment made)	Nominal amount of this Global Preference Share following such increase/decrease	Notation made by or on behalf of the Principal Paying Agent

PRINCIPAL PAYING AGENT AND REGISTRAR

The Bank of New York

One Canada Square

London

E14 5AL

England

PAYING AGENT

The Bank of New York

Aerogolf Centre

1A, Hoehenhof

L-1736 Senningerberg

Grand Duchy of Luxembourg

Schedule 2

Form of Definitive Preference Share Certificate

BARCLAYS BANK PLC

Registered in England and Wales, Number 1026167

This is to Certify that

[Name]

of

[Address]

is the Registered Holder of [•] fully paid Non-Cumulative Callable Dollar Preference Shares, Series 1

of U.S.$100 each in the above-named Company, subject to the Memorandum and Articles of

Association of the said Company.

The Seal of the Company was hereto affixed in the presence of:*

Date [•]

*	Delete as appropriate

This Agreement has been entered into on the date stated at the beginning.

BARCLAYS BANK PLC

By:

THE BANK OF NEW YORK, London office

(as Principal Paying Agent and Registrar)

By:

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

By: